Aflac Incorporated Form 8-K

EXHIBIT 99.1
News Release
FOR IMMEDIATE RELEASE

Aflac Incorporated Announces Third Quarter Results,
Affirms EPS Outlook,
Declares Fourth Quarter Cash Dividend

COLUMBUS, Ga. - October 24, 2018 - Aflac Incorporated today reported its third quarter results.

Total revenues were $5.6 billion during the third quarter of 2018, compared with $5.5 billion in the third quarter of 2017. Net earnings were $845 million, or $1.09 per diluted share, compared with $716 million, or $.90 per diluted share a year ago.

Net earnings in the third quarter of 2018 included pretax net realized investment gains of $88 million, or $0.11 per diluted share, compared with pretax net gains of $71 million, or $0.09 per diluted share a year ago. Included in those net gains were $5 million of losses related to impairments and loan loss reserve changes. Pretax net realized gains also included $27 million from changes in the fair value of equity securities. Net earnings also included a pretax charge of $3 million, primarily reflecting Japan branch conversion costs. The income tax expense on these net earnings adjustments in the quarter was $21 million.

The average yen/dollar exchange rate in the third quarter of 2018 was 111.48, or 0.4% weaker than the average rate of 111.03 in the third quarter of 2017. For the first nine months, the average exchange rate was 109.54, or 2.1% stronger than the rate of 111.89 a year ago, which increased Aflac Japan's growth rates in dollar terms.

Adjusted earnings* in the third quarter were $792 million, compared with $676 million in the third quarter of 2017. Adjusted earnings per diluted share* increased 21.2% to $1.03 in the quarter, largely reflecting overall favorable pretax margins and a lower effective tax rate as a result of tax reform. Adjusted earnings in the quarter also included a favorable tax item of $8 million, or $0.01 per diluted share. The slightly weaker yen/dollar exchange rate did not have an impact on adjusted earnings per diluted share.

For the first nine months of 2018, total revenues were up 2.4% to $16.6 billion, compared with $16.2 billion in the first nine months of 2017. Net earnings were $2.4 billion, or $3.08 per diluted share, compared with $2.0 billion, or $2.52 per diluted share, for the first nine months of 2017. Adjusted earnings for the first nine months of 2018 were $2.4 billion, or $3.15 per diluted share, compared with $2.1 billion, or $2.60 per diluted share, in 2017. Excluding the positive impact of $0.03 per share from the stronger yen/dollar exchange rate, adjusted earnings per diluted share increased 19.6% for the first nine months of 2018.

Total investments and cash at the end of September 2018 were $124.2 billion, compared with $122.5 billion at September 30, 2017. In the third quarter, Aflac repurchased $322 million, or 7.0 million of its common shares. At the end of September, the company had 77.6 million remaining shares authorized for repurchase.

Shareholders’ equity was $23.2 billion, or $30.45 per share, at September 30, 2018, compared with $22.0 billion, or $27.90 per share, at September 30, 2017. Shareholders’ equity at the end of the third quarter included a net unrealized gain on investment securities and derivatives of $4.2 billion, compared with a net unrealized gain of $5.4 billion at September 30, 2017. Shareholders’ equity at the end of the third quarter also included unrealized foreign currency translation loss of $2.1 billion, compared with an unrealized foreign currency translation loss of $1.7 billion at September 30, 2017. The annualized return on average shareholders’ equity in the third quarter was 14.4%.

Shareholders’ equity excluding AOCI was $21.3 billion, or $27.94 per share at September 30, 2018, compared with $18.4 billion, or $23.42 per share, at September 30, 2017, primarily driven by the adoption of tax reform and the associated $1.9 billion reduction of deferred tax liability. The annualized adjusted return on equity excluding foreign currency impact* in the third quarter was 15.0%.

AFLAC JAPAN

In yen terms, Aflac Japan's premium income, net of reinsurance, was ¥352.0 billion for the quarter, or 0.9% lower than a year ago, with growth in third sector premium more than offset by the reduction in first sector premium due to savings products reaching premium paid-up status. Net investment income, net of amortized hedge costs, increased 8.3% to ¥67.7 billion, driven by higher income from dollar-denominated floating rate assets. Total revenues in yen increased 0.4% to ¥420.9 billion. Pretax adjusted earnings in yen for the quarter increased 1.4% on a reported basis and 1.3% on a currency-neutral basis, driven largely by higher-yielding U.S. dollar investments and a favorable third sector benefit ratio. The pretax adjusted profit margin for the Japan segment was 20.1%, compared with 19.9% a year ago.

For the first nine months, premium income in yen was ¥1.1 trillion, or 1.8% lower than a year ago. Net investment income, net of amortized hedge costs, increased 4.9% to ¥197.5 billion. Total revenues in yen were down 0.8% to ¥1.3 trillion. Pretax adjusted earnings were ¥264.1 billion, or 2.0% higher than a year ago.

For the quarter in dollar terms, premium income, net of reinsurance, decreased 1.3% to $3.2 billion in the third quarter. Net investment income, net of amortized hedge costs, increased 8.0% to $606 million. Total revenues increased by 0.1% to $3.8 billion. Pretax adjusted earnings increased 1.1% to $756 million.

For the first nine months in dollar terms, premium income, net of reinsurance, was $9.6 billion, or 0.3% higher than a year ago. Net investment income, net of amortized hedge costs, increased 7.5% to $1.8 billion. Total revenues were up 1.4% to $11.5 billion. Pretax adjusted earnings were $2.4 billion, or 4.5% higher than a year ago.

For the quarter, third sector sales, which include cancer, medical and income support products, decreased 2.6% to ¥21.6 billion and total new annualized premium sales decreased 0.7% to ¥23.6 billion, or $212 million.

For the first nine months, third sector sales increased 1.8% and new annualized premium sales increased 0.7% to ¥71.7 billion, or $655 million.

AFLAC U.S.

Aflac U.S. premium income rose 2.4% to $1.4 billion in the third quarter. Net investment income increased 3.3% to $187 million, driven by higher income from floating rate assets partially offset from the drawdown of excess capital in the U.S. segment. Total revenues were up 2.6% to $1.6 billion. Pretax adjusted earnings were $334 million, 5.7% higher than a year ago, driven by higher net investment income and a favorable benefit ratio in the quarter. The pretax adjusted profit margin for the U.S. segment was 20.7%, compared with 20.1% a year ago.

For the first nine months, premium income rose 2.6% to $4.3 billion. Net investment income increased 0.9% to $544 million. Total revenues were up 2.5% to $4.8 billion and pretax adjusted earnings were $1.0 billion, 5.8% higher than a year ago.

Aflac U.S. total new annualized premium sales increased 3.3% in the quarter to $359 million. For the first nine months of the year, total new sales increased 2.6% to $1.1 billion.

CORPORATE AND OTHER

For the quarter, total revenue increased 18.8% to $82 million, reflecting net investment income of $27 million. Net investment income, which increased $17 million, benefited from a $9 million pretax contribution from the company’s corporate yen hedging program and invested assets transferred as part of the drawdown of excess capital in the U.S. segment beginning in the fourth quarter of 2017.
Pretax adjusted earnings were a loss of $29 million, compared with a loss of $50 million a year ago.
For the first nine months of the year, total revenue increased 20.1% to $245 million, reflecting net investment income of $74 million. Net investment income, which increased $50 million, benefited from an $18 million pretax contribution from the company’s corporate yen hedging program and invested assets transferred as part of the drawdown of excess capital in the

U.S. segment beginning in the fourth quarter of 2017. Pretax adjusted earnings were a loss of $113 million, compared with a loss of $150 million a year ago.

DIVIDEND

The board of directors declared the fourth quarter dividend of $0.26 per share, payable on December 3, 2018 to shareholders of record at the close of business on November 21, 2018.

OUTLOOK

Commenting on the company’s results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are pleased that our third quarter results in both Japan and the United States reflected solid performance overall and advanced our progress toward achieving the company’s objectives for 2018.

"Aflac Japan, our largest earnings contributor, generated strong financial results for the quarter and first nine months of the year. In yen terms, results on an adjusted basis were better than expected for the quarter, resulting primarily from strong investment income and benefit ratios. Third sector sales in the quarter performed in line with our expectations, including sales growth in our new cancer insurance offset by a natural decline in medical insurance sales. We anticipate similar results in the fourth quarter, which would result in low-single- digit third sector sales growth for the year. Additionally, we continue to expect that third sector earned premium will maintain steady growth in the 2% to 3% range for the year, reflecting Aflac’s stable sales and continued high persistency.

“Turning to our U.S. operations, we are pleased with the financial performance and continued strength in profitability. Our results on an adjusted basis reflect higher investment income and a lower benefit ratio. Consistent with our guidance, we expect expenses to increase in the fourth quarter of the year as we accelerate investment in the platform and follow through on our commitment to reinvest tax savings back into the business. Our third quarter new annualized premium sales results, together with our sales outlook, put us on track to come in toward the lower end of our anticipated 2018 new annualized premium sales growth of 3% to 5%. We believe we have the right strategy in place for continuing to grow our franchise in the U.S. We believe that our investments in distribution and our customer experience objectives will continue to yield sales growth and stable persistency, driving an earned premium growth outlook of 2% to 3% for the year.

“We remain committed to maintaining strong capital ratios on behalf of our policyholders and balancing our financial strength with increasing the dividend, repurchasing shares and reinvesting in our business. We continue to anticipate share repurchase will be in the range of $1.1 to $1.4 billion in 2018. At the same time, we recognize that prudent investment in our platform is also critical to our growth strategy as well as driving efficiencies that will impact the bottom line for the long term. It goes without saying that we treasure our record of dividend growth. With this quarter's declaration, 2018 will mark the 36th consecutive year of dividend increases. As we communicated earlier this year, the Board reserves the right to look at the dividend on a quarterly basis, but we have reset our review cycle for the dividend increase to the first quarter.

"Consistent strong performance in the first nine months of the year puts us on track to achieve the high end of our revised 2018 adjusted earnings per diluted share guidance of $3.90 to $4.06, assuming the 2017 weighted-average exchange rate of 112.16 yen to the dollar. As always, we are working very hard to achieve our earnings-per-share objective while also ensuring we deliver on our promise to policyholders."

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For more than six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the leader in voluntary insurance sales at the worksite. Through its trailblazing One Day PaySM initiative, for eligible claims, Aflac U.S. can process, approve and electronically send funds to claimants for quick access to cash in just one business day. In Japan, Aflac is the leading provider of medical and cancer insurance and insures 1 in 4 households. Aflac insurance products help provide protection to more than 50 million people worldwide. For 12 consecutive years, Aflac has been recognized by Ethisphere as one of the World's Most Ethical Companies. In 2018, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work for in America for the 20th consecutive year and included Aflac on its list of World’s Most Admired Companies for the 17th time. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac and One Day PaySM, visit aflac.com or aflac.com/espanol.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (ET) on Thursday, October 25, 2018.

*See Non-U.S. GAAP Financial Measures section for an explanation and definitions of the non-U.S. GAAP financial measures used in this earnings release, as well as a reconciliation of such non-U.S. GAAP financial measures to the most comparable U.S. GAAP financial measures.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2018	2017	% Change
Total revenues	$5,577	$5,506	1.3%
Benefits and claims, net	3,002	3,083	(2.6)
Total acquisition and operating expenses	1,429	1,348	6.0
Earnings before income taxes	1,146	1,075	6.6
Income taxes	301	359
Net earnings	$845	$716	18.0%
Net earnings per share – basic	$1.10	$0.91	20.9%
Net earnings per share – diluted	1.09	0.90	21.1
Shares used to compute earnings per share (000):
Basic	767,049	788,958	(2.8)%
Diluted	772,070	794,762	(2.9)
Dividends paid per share	$0.26	$0.22	18.2%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2018	2017	% Change
Total revenues	$16,632	$16,243	2.4%
Benefits and claims, net	9,075	9,174	(1.1)
Total acquisition and operating expenses	4,296	4,050	6.1
Earnings before income taxes	3,261	3,019	8.0
Income taxes	866	998
Net earnings	$2,395	$2,021	18.5%
Net earnings per share – basic	$3.10	$2.54	22.0%
Net earnings per share – diluted	3.08	2.52	22.2
Shares used to compute earnings per share (000):
Basic	772,807	794,645	(2.7)%
Diluted	777,867	800,483	(2.8)
Dividends paid per share	$0.78	$0.65	20.0%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

SEPTEMBER 30,	2018	2017	% Change
Assets:
Total investments and cash	$124,214	$122,489	1.4%
Deferred policy acquisition costs	9,622	9,413	2.2
Other assets	4,105	4,181	(1.8)
Total assets	$137,941	$136,083	1.4%
Liabilities and shareholders’ equity:
Policy liabilities	$100,584	$98,713	1.9%
Notes payable	5,279	5,248	0.6
Other liabilities	8,844	10,145	(12.8)
Shareholders’ equity	23,234	21,977	5.7
Total liabilities and shareholders’ equity	$137,941	$136,083	1.4%
Shares outstanding at end of period (000)	763,113	787,750	(3.1)%

NON-U.S. GAAP FINANCIAL MEASURES1

This earnings release includes references to Aflac’s non-U.S. GAAP performance measures, adjusted earnings, adjusted earnings per diluted share, adjusted return on equity, amortized hedge costs, and adjusted book value. These measures are not calculated in accordance with U.S. GAAP (GAAP). The measures exclude items that the company believes may obscure the underlying fundamentals and trends in insurance operations because they tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with insurance operations. Management uses adjusted earnings, adjusted earnings per diluted share, and adjusted return on equity to evaluate the financial performance of Aflac’s insurance operations on a consolidated basis and believes that a presentation of these measures is vitally important to an understanding of the underlying profitability drivers and trends of Aflac’s insurance business. The company believes that amortized hedge costs, which are a component of adjusted earnings, measure the periodic currency risk management costs associated with hedging a portion of Aflac Japan’s U.S. dollar-denominated investments and are an important component of net investment income. The company considers adjusted book value important as it excludes accumulated other comprehensive income (AOCI), which fluctuates due to market movements that are outside management’s control. Definitions of the company’s non-GAAP measures and reconciliations to the most comparable GAAP measures are provided below and in the following schedules.

Due to the size of Aflac Japan, where the functional currency is the Japanese yen, fluctuations in the yen/dollar exchange rate can have a significant effect on reported results. In periods when the yen weakens, translating yen into dollars results in fewer dollars being reported. When the yen strengthens, translating yen into dollars results in more dollars being reported. Consequently, yen weakening has the effect of suppressing current period results in relation to the comparable prior period, while yen strengthening has the effect of magnifying current period results in relation to the comparable prior period. A significant portion of the company’s business is conducted in yen and never converted into dollars but translated into dollars for GAAP reporting purposes, which results in foreign currency impact to earnings, cash flows and book value on a GAAP basis. Because foreign exchange rates are outside of management’s control, Aflac believes it is important to understand the impact of translating Japanese yen into U.S. dollars. Adjusted earnings, adjusted earnings per diluted share, and adjusted return on equity, all excluding current period foreign currency impact, are computed using the average yen/dollar exchange rate for the comparable prior year period, which eliminates fluctuations driven solely by yen-to-dollar currency rate changes.

Aflac defines the non-GAAP measures included in this earnings release as follows:

•
Adjusted earnings are adjusted revenues less benefits and adjusted expenses. The adjustments to both revenues and expenses account for certain items that cannot be predicted or that are outside management’s control.  Adjusted revenues are GAAP total revenues excluding realized investment gains and losses, except for amortized hedge costs related to foreign currency exposure management strategies and net interest cash flows from derivatives associated with certain investment strategies. Adjusted expenses are GAAP total acquisition and operating expenses including the impact of interest cash flows from derivatives associated with notes payable but excluding any nonrecurring or other items not associated with the normal course of the company’s insurance operations and that do not reflect Aflac’s underlying business performance. The most comparable GAAP measure is net earnings.

•
Adjusted earnings per share (basic or diluted) are the adjusted earnings for the period divided by the weighted average outstanding shares (basic or diluted) for the period presented. The most comparable GAAP measure is net earnings per share.

•
Adjusted return on equity excluding foreign currency impact is calculated using adjusted earnings excluding the impact of the yen/dollar exchange rate, as reconciled with total GAAP net earnings, divided by average shareholders’ equity, excluding AOCI. The most comparable GAAP measure is return on average equity (ROE) as determined using net earnings and average total shareholders’ equity.

•
Amortized hedge costs represent costs incurred in using foreign currency forward contracts to hedge the foreign exchange risk of a portion of U.S. dollar-denominated assets in the company’s Japan segment investment portfolio. These amortized hedge costs are derived from the difference between the foreign currency spot rate at time of trade inception and the contractual foreign currency forward rate, recognized on a straight line basis over the term of the hedge. There is no comparable GAAP financial measure for amortized hedge costs.

•	Adjusted book value is the GAAP book value (representing total shareholders' equity), less AOCI as recorded on the GAAP balance sheet.

•
The estimated impact of tax reform, which is included in GAAP net income and equity, but excluded from adjusted earnings as defined, is a preliminary estimate and may be adjusted for the current and future periods, possibly materially, due to, among other things, further refinement of the company’s calculations, changes in interpretations and assumptions the company has made, tax guidance that may be issued and actions the company may take as a result of tax reform.

1 Beginning with the first quarter of 2018, the company began utilizing the term “adjusted earnings” for the measure formerly referred to as "operating earnings," on both a pretax and after-tax basis, as well as an absolute and per-share basis, and the term "adjusted return on equity" for the measure formerly referred to as "operating return on equity." This change only pertained to the label of the measure and did not alter its definition or calculation.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS1
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2018	2017	% Change

Net earnings	$845	$716	18.0%

Items impacting net earnings:
Realized investment (gains) losses	(88)	(71)
Other and non-recurring (income) loss	3	10
Income tax (benefit) expense on items excluded from adjusted earnings	21	21
Tax reform adjustment [4]	11	N/A

Adjusted earnings	792	676	17.2%
Current period foreign currency impact [2]	1	N/A
Adjusted earnings excluding current period foreign currency impact [3]	$793	$676	17.3%

Net earnings per diluted share	$1.09	$0.90	21.1%

Items impacting net earnings:
Realized investment (gains) losses	(0.11)	(0.09)
Other and non-recurring (income) loss	—	0.01
Income tax (benefit) expense on items excluded from adjusted earnings	0.03	0.03
Tax reform adjustment [4]	0.01	N/A

Adjusted earnings per diluted share	1.03	0.85	21.2%
Current period foreign currency impact [2]	—	N/A
Adjusted earnings per diluted share excluding current period foreign currency impact [3]	$1.03	$0.85	21.2%
1 Amounts may not foot due to rounding.
2 Prior period foreign currency impact reflected as “N/A” to isolate change for current period only.
3 Amounts excluding current period foreign currency impact are computed using the average yen/dollar exchange rate for the comparable prior-year period, which eliminates dollar-based fluctuations driven solely from currency rate changes.
4 This estimated impact of Tax Reform is a preliminary estimate and may be adjusted, possibly materially, due to, among other things, further refinement of the company’s calculations, changes in interpretations and assumptions the company has made, tax guidance that may be issued and actions the company may take as a result of Tax Reform. An adjustment of $11 million was made in the three-month period ended September 30, 2018, as a result of return-to-provision adjustments and various amended returns filed by the company.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS1
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2018	2017	% Change

Net earnings	$2,395	$2,021	18.5%

Items impacting net earnings:
Realized investment (gains) losses	(25)	57
Other and non-recurring (income) loss	73	38
Income tax (benefit) expense on items excluded from adjusted earnings	(7)	(33)
Tax reform adjustment [4]	11	N/A

Adjusted earnings	2,447	2,083	17.5%
Current period foreign currency impact [2]	(27)	N/A
Adjusted earnings excluding current period foreign currency impact [3]	$2,420	$2,083	16.2%

Net earnings per diluted share	$3.08	$2.52	22.2%

Items impacting net earnings:
Realized investment (gains) losses	(0.03)	0.07
Other and non-recurring (income) loss	0.09	0.05
Income tax (benefit) expense on items excluded from adjusted earnings	(0.01)	(0.04)
Tax reform adjustment [4]	0.01	N/A

Adjusted earnings per diluted share	3.15	2.60	21.2%
Current period foreign currency impact [2]	(0.03)	N/A
Adjusted earnings per diluted share excluding current period foreign currency impact [3]	$3.11	$2.60	19.6%
1 Amounts may not foot due to rounding.
2 Prior period foreign currency impact reflected as “N/A” to isolate change for current period only.
3 Amounts excluding current period foreign currency impact are computed using the average yen/dollar exchange rate for the comparable prior-year period, which eliminates dollar-based fluctuations driven solely from currency rate changes.
4 This estimated impact of Tax Reform is a preliminary estimate and may be adjusted, possibly materially, due to, among other things, further refinement of the company’s calculations, changes in interpretations and assumptions the company has made, tax guidance that may be issued and actions the company may take as a result of Tax Reform. An adjustment of $11 million was made in the three-month period ended September 30, 2018, as a result of return-to-provision adjustments and various amended returns filed by the company.

RECONCILIATION OF U.S. GAAP BOOK VALUE TO ADJUSTED BOOK VALUE 1
(UNAUDITED - IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

SEPTEMBER 30,	2018	2017	% Change
U.S. GAAP book value	$23,234	$21,977
Less:
Unrealized foreign currency translation gains (losses)	(2,113)	(1,715)
Unrealized gains (losses) on securities and derivatives	4,216	5,414
Pension liability adjustment	(194)	(168)
Total AOCI	1,909	3,531
Adjusted book value [2]	$21,325	$18,446
Add:
Unrealized foreign currency translation gains (losses)	(2,113)	(1,715)
Adjusted book value including unrealized foreign currency translation gains (losses) [3]	$19,212	$16,731

Number of outstanding shares at end of period (000)	763,113	787,750

U.S. GAAP book value per common share	$30.45	$27.90	9.1%
Less:
Unrealized foreign currency translation gains (losses) per common share	(2.77)	(2.18)
Unrealized gains (losses) on securities and derivatives per common share	5.52	6.87
Pension liability adjustment per common share	(0.25)	(0.21)
Total AOCI per common share	2.50	4.48
Adjusted book value per common share [2]	$27.94	$23.42	19.3%
Add:
Unrealized foreign currency translation gains (losses) per common share	(2.77)	(2.18)
Adjusted book value including foreign currency translation gains (losses) per common share [3]	$25.18	$21.24	18.5%

[1]	Amounts may not foot due to rounding.

[2]	Adjusted book value is the U.S. GAAP book value, excluding AOCI (as recorded on the U.S. GAAP balance sheet).

[3]	Adjusted book value including unrealized foreign currency translation gains (losses) is adjusted book value plus unrealized foreign currency translation gains (losses).

RECONCILIATION OF U.S. GAAP RETURN ON EQUITY (ROE) TO ADJUSTED ROE 1
(EXCLUDING IMPACT OF FOREIGN CURRENCY)

THREE MONTHS ENDED SEPTEMBER 30,	2018	2017
Net earnings - U.S. GAAP ROE [2]	14.4%	13.2%
Impact of excluding unrealized foreign currency translation gains (losses)	(1.3)	(1.2)
Impact of excluding unrealized gains (losses) on securities and derivatives	3.0	3.8
Impact of excluding pension liability adjustment	(0.1)	(0.1)
Impact of excluding AOCI	1.6	2.5
U.S. GAAP ROE - less AOCI	16.0	15.7
Differences between adjusted earnings and net earnings [3]	(1.0)	(0.9)
Adjusted ROE - reported	15.0	14.8
Less: Impact of foreign currency [4]	—	N/A
Adjusted ROE, excluding impact of foreign currency	15.0	14.8

[1]	Amounts presented may not foot due to rounding.

[2]	U.S. GAAP ROE is calculated by dividing net earnings (annualized) by average shareholders' equity.

[3]	See separate reconciliation of net income to adjusted earnings.

[4]
Impact of foreign currency is calculated by restating all yen components of the income statement to the weighted average yen rate for the comparable prior year period. The impact is the difference of the restated adjusted earnings compared to reported adjusted earnings. For comparative purposes, only current period income is restated using the weighted average prior period exchange rate, which eliminates the foreign currency impact for the current period. This allows for equal comparison of this financial measure.

RECONCILIATION OF U.S. GAAP RETURN ON EQUITY (ROE) TO ADJUSTED ROE 1
(EXCLUDING IMPACT OF FOREIGN CURRENCY)

NINE MONTHS ENDED SEPTEMBER 30,	2018	2017
Net earnings - U.S. GAAP ROE [2]	13.4%	12.7%
Impact of excluding unrealized foreign currency translation gains (losses)	(1.2)	(1.3)
Impact of excluding unrealized gains (losses) on securities and derivatives	3.3	3.6
Impact of excluding pension liability adjustment	(0.1)	(0.1)
Impact of excluding AOCI	1.9	2.2
U.S. GAAP ROE - less AOCI	15.2	14.8
Differences between adjusted earnings and net earnings [3]	0.3	0.5
Adjusted ROE - reported	15.6	15.3
Less: Impact of foreign currency [4]	0.2	N/A
Adjusted ROE, excluding impact of foreign currency	15.4	15.3

[1]	Amounts presented may not foot due to rounding.

[2]	U.S. GAAP ROE is calculated by dividing net earnings (annualized) by average shareholders' equity.

[3]	See separate reconciliation of net income to adjusted earnings.

[4]
Impact of foreign currency is calculated by restating all yen components of the income statement to the weighted average yen rate for the comparable prior year period. The impact is the difference of the restated adjusted earnings compared to reported adjusted earnings. For comparative purposes, only current period income is restated using the weighted average prior period exchange rate, which eliminates the foreign currency impact for the current period. This allows for equal comparison of this financial measure.

EFFECT OF FOREIGN CURRENCY ON ADJUSTED RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED SEPTEMBER 30, 2018	Including Currency Changes	Excluding Currency Changes[2]
Net premium income [3]	(0.3)%	—%
Net investment income [4]	9.2	9.4
Total benefits and expenses	0.2	0.6
Adjusted earnings	17.2	17.3
Adjusted earnings per diluted share	21.2	21.2

[1]	Refer to previously defined adjusted earnings and adjusted earnings per diluted share.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

[3]	Net of reinsurance

[4]	Less amortized hedge costs on foreign investments

EFFECT OF FOREIGN CURRENCY ON ADJUSTED RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

NINE MONTHS ENDED SEPTEMBER 30, 2018	Including Currency Changes	Excluding Currency Changes[2]
Net premium income [3]	1.0%	(0.5)%
Net investment income [4]	8.0	7.1
Total benefits and expenses	0.9	(0.5)
Adjusted earnings	17.5	16.2
Adjusted earnings per diluted share	21.2	19.6

[1]	Refer to previously defined adjusted earnings and adjusted earnings per diluted share.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

[3]	Net of reinsurance

[4]	Less amortized hedge costs on foreign investments

	2018 ADJUSTED EARNINGS PER SHARE[1] SCENARIOS[2]

Weighted-Average Yen/Dollar Exchange Rate	Adjusted Earnings Per Diluted Share			Foreign Currency Impact
105	$4.05	-	4.21	$0.15
110	3.95	-	4.11	0.05
112.16[3]	3.90	-	4.06	—
115	3.87	-	4.03	(0.03)

[1]
A non-GAAP financial measure, adjusted earnings per share (basic or diluted) are the adjusted earnings for the period divided by the weighted average outstanding shares (basic or diluted) for the period presented. In reliance on the “unreasonable efforts” exception in Item 10(e)(1)(i)(B) of SEC Regulation S-K, a quantitative reconciliation to the most comparable GAAP measure is not provided for this financial measure. Forward-looking information with regard to the most comparable GAAP financial measure, earnings per share, is not available without unreasonable effort. This is due to the unpredictable and uncontrollable nature of these reconciling items, which would require an unreasonable effort to forecast and we believe would result in such a broad range of projected values that would not be meaningful to investors. For this reason, we believe that the probable significance of such information is low.

[2]	Table recasts all quarters to the average exchange rate.

[3]	Actual 2017 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. The company desires to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target”, "outlook" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

The company cautions readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; exposure to significant interest rate risk; concentration of business in Japan; foreign currency fluctuations in the yen/dollar exchange rate; operation of the former Japan branch as a legal subsidiary; limited availability of acceptable yen-denominated investments; deviations in actual experience from pricing and reserving assumptions; ability to continue to develop and implement improvements in information technology systems; governmental actions for the purpose of stabilizing the financial markets; interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems; ongoing changes in the Company's industry; failure to comply with restrictions on patient privacy and information security; extensive regulation and changes in law or regulation by governmental authorities; changes in tax rates applicable to the company; defaults and credit downgrades of investments; ability to attract and retain qualified sales associates, brokers, employees, and distribution partners; decline in creditworthiness of other financial institutions; subsidiaries' ability to pay dividends to Aflac Incorporated; decreases in the Company's financial strength or debt ratings; inherent limitations to risk management policies and procedures; concentration of the Company's investments in any particular single-issuer or sector; differing judgments applied to investment valuations; ability to effectively manage key executive succession; significant valuation judgments in determination of amount of impairments taken on the Company's investments; catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, war or other military action, terrorism or other acts of violence, and damage incidental to such events; changes in U.S. and/or Japanese accounting standards; loss of consumer trust resulting from events external to the Company's operations; increased expenses and reduced profitability resulting from changes in assumptions for pension and other postretirement benefit plans; level and outcome of litigation; and failure of internal controls or corporate governance policies and procedures.

The estimated impact of tax reform, which is included in GAAP net income and equity, but excluded from adjusted earnings as defined, is a preliminary estimate and may be adjusted, possibly materially, due to, among other things, further refinement of the company’s calculations, changes in interpretations and assumptions the company has made, tax guidance that may be issued and actions the company may take as a result of tax reform.

Analyst and investor contact - David A. Young, 706.596.3264 or 800.235.2667; FAX: 706.324.6330 or dyoung@aflac.com

Media contact - Catherine H. Blades, 706.596.3014; FAX: 706.320.2288 or cblades@aflac.com